EXHIBIT 16

                    Baillie Gifford International Fund, Inc.

               Schedule for Computation of Performance Quotations*

Total Return

The total return is equal to the change in value of an initial investment amount, as measured from the time of payment to the end of the period, divided by the initial investment amount.

                      Total Return for the Life of the Fund

                              (1,085.60-1,000.00)
                              --------------------
                                    1,000.00

                                     = 8.56%

             initial investment amount at the beginning of
               the period = $1,000.00
             initial investment amount at the end of
               the period = $1,085.60
             Life of the Fund = 2/8/91 - 12/31/91

*All calculations assume immediate reinvestment of all dividends and Fund distributions.
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                    Baillie Gifford International Fund, Inc.

               Schedule for Computation of Performance Quotations*

Average Annual Total Return

The average annual total return ("AATR') is the annual interest rate accruing on the initial investment amount, on a compounded interest basis, as measured from the beginning of the period to the end of the period. The following formula is used: P(1+AATR)n = ERV

                          AATR for the Life of the Fund

                   $1,000.00 x (1+AATR)(326/365) = 1,085.60
                                  AATR = 9.63%

          P - initial investment amount at the beginning of
              the period = $1,000.00
          n - Life of the Fund = 326/365 Years
        ERV - ending redeemable value of initial investment amount at the end of period = $1,085.60

*All calculations assume immediate reinvestment of all dividends and Fund distributions.